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                                                                     Exhibit 4.3

                               THIRD SUPPLEMENT
              TO INDENTURE OF TRUST, DATED AS OF OCTOBER 1, 1998

          THIS THIRD SUPPLEMENT TO INDENTURE OF TRUST, dated as of July 9, 2001, (this "Third Supplement") between SOUTH JERSEY GAS COMPANY, a corporation organized and existing under the laws of the State of New Jersey (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the "Trustee") under the Indenture of Trust hereinafter mentioned.

                                  WITNESSETH

          WHEREAS, the Company has heretofore duly executed, acknowledged and delivered to the Trustee, a certain Indenture of Trust, dated as of October 1, 1998 (the "Original Indenture" and as supplemented by the First Supplement, dated as of June 29, 2000 (the "First Supplement"), the Second Supplement, dated as of July 5, 2000 ("Second Supplement") and this Third Supplement, the "Indenture") to provide for the issuance of its Secured Medium Term Notes; and

          WHEREAS, the Company may from time to time issue and sell additional Secured Medium Term Notes to be issued under the Indenture, which notes ("Additional Insured Notes") may be insured by Ambac Assurance Corporation; and

          WHEREAS, certain provisions set forth in the First Supplement are required to be extended to any Additional Insured Notes that may be issued in connection with the issuance by Ambac Assurance Corporation of a financial guaranty insurance policy with respect to such Additional Insured Notes; and

          WHEREAS, the execution and delivery of this Third Supplement have been duly authorized by a duly authorized and constituted committee of the Board of Directors of the Company; and

          WHEREAS, all acts and things prescribed by law, by the charter and bylaws of the Company and by the Indenture necessary to make the Additional Insured Notes, when executed by the Company and authenticated by the Trustee as provided in the Indenture, valid, binding and legal obligations of the Company, and to make this Third Supplement a valid, binding and legal instrument in accordance with its terms, have been done, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized.

          NOW THEREFORE, THIS THIRD SUPPLEMENT TO INDENTURE WITNESSETH:

          That in order to declare the terms and conditions upon which the Additional Insured Notes are to be authenticated, issued and delivered and in consideration of the premises and of the purchase and acceptance of the Additional Insured Notes by the Noteholders thereof and the sum of One Dollar duly paid to it by the Trustee at the execution of this Third
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Supplement, the receipt whereof is hereby acknowledged, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Noteholders from time to time of Additional Insured Notes, as follows (Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Indenture):

                                  ARTICLE ONE

                            ADDITIONAL DEFINITIONS

SECTION 1.1    NEW DEFINITIONS

     INSURED NOTES

     The term "Insured Notes" shall mean any and all Notes issued under the Indenture which are subject to any financial guaranty insurance policy issued by Ambac Assurance insuring the payment when due of the principal of and interest on such Notes. This definition shall supercede and replace the definition of Insured Notes in the First Supplement.

SECTION 1.2    REVISED DEFINITIONS

     For purposes of the Indenture, the definition of "Financial Guaranty Insurance Policy" as set forth in the First Supplement is amended and restated in its entirety to read as follows:

          The term "Financial Guaranty Insurance Policy" shall mean any financial guaranty insurance policy issued by Ambac Assurance insuring the payment when due of the principal of and any interest on any Insured Notes as provided therein.

                                  ARTICLE TWO

                                 MISCELLANEOUS

SECTION 2.1    SUBSTITUTE INSURANCE TRUSTEE

     The parties acknowledge that, as contemplated by Section 5.1(b) of the First Supplement, Ambac Assurance has appointed The Bank of New York as successor Insurance Trustee.

SECTION 2.2    EFFECT ON INDENTURE

     As supplemented by the Third Supplement, the Indenture is in all respects ratified and confirmed, and the Indenture, including the First Supplement, the Second Supplement and the Third Supplement, shall be read as one instrument.
All terms used in the Third Supplement shall have the same meaning as used elsewhere in the Indenture except where the context clearly indicates otherwise.

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SECTION 2.3    COUNTERPARTS

     The Third Supplement may be executed in several counterparts, each of which shall be considered an original and all collectively as one and the same instrument.

     IN WITNESS WHEREOF, South Jersey Gas Company has caused this Third Supplement to the Indenture to be signed and acknowledged by one of its Vice Presidents and attested by its Assistant Secretary, and The Bank of New York has caused this Indenture to be signed by one of its authorized signatories, as of the day and year first written above.

                                        SOUTH JERSEY GAS COMPANY


                                        By: /s/ David A. Kindlick
                                            ------------------------------------
                                        David A. Kindlick
                                        Senior Vice President, Finance and Rates

                                             ATTEST: /s/ George L. Baulig
                                                     ---------------------------
                                                         George L. Baulig
                                                         Secretary

                                        THE BANK OF NEW YORK


                                        By: /s/ Marie Trimboli
                                            ------------------------------------
                                        Name: Marie Trimboli
                                        Title: Assistant Treasurer

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